Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces 2022 Net Income and Results of Operations and

Authorization of Stock Repurchase Program

Dunmore, Pa., January 27, 2023/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB), the parent company of Dunmore-based FNCB Bank (the “Bank”), today reported net income for 2022 of $20.4 million, or $1.03 per diluted share, compared to net income of $21.4 million, or $1.06 per diluted share, for 2021. The $1.0 million, or 4.4%, earnings decrease was due primarily to a $4.4 million, or 14.2%, increase in non-interest expense, coupled with a $1.8 million increase in the provision for loan and lease losses.  Partially offsetting these negative factors was a $5.0 million, or 10.3%, increase in net interest income. Net income for the fourth quarter of 2022 was $4.9 million, or $0.24 per diluted share, an increase of $1.0 million, or 24.3%, compared to $3.9 million, or $0.20 per diluted share, for the same quarter of 2021. The increase in fourth quarter earnings was largely due to increases in net interest income and non-interest income, partially offset by increases in non-interest expense and the provision for loan and lease losses.

Return on average assets and return on average shareholders’ equity were 1.21% and 15.55%, respectively, in 2022, compared to 1.36% and 13.46%, respectively in 2021. For the three months ended December 31, 2022, annualized return on average assets and annualized return on average shareholders’ equity were 1.13% and 17.40%, respectively. Comparatively, annualized return on average assets was 0.94% and annualized return on average shareholders’ equity was 9.82% for the three months ended December 31, 2021.

Dividends declared and paid in 2022 totaled $0.33 per share, an increase of $0.06 per share, or 22.2%, compared to $0.27 per share for 2021. Total dividends declared and paid for 2022 equated to a dividend yield of approximately 4.0% based on the closing stock price of $8.21 per share at December 31, 2022.

Stock Repurchase Program

On January 25, 2023, FNCB's Board of Directors authorized a stock repurchase program under which up to 750,000 shares of FNCB's outstanding common stock may be acquired in the open market commencing no earlier than March 3, 2023 and expiring December 31, 2023 pursuant to a trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. In 2022 and 2021, the Board of Directors had authorized a similar program under which 384,830 and 330,759 common shares were repurchased, respectively.

The repurchase of shares under the program is administered through an independent broker. Repurchases may occur from time to time at prevailing market prices, through open market transactions depending upon market conditions, and are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the trading plan. Under the program, the purchases will be funded from working capital presently available to FNCB, and the repurchased shares will be returned to the status of authorized but unissued shares of Common Stock.  There is not a guarantee as to the exact number of shares that will be repurchased by FNCB, and FNCB may discontinue purchases at any time that management determines additional repurchases are no longer warranted. As of December 31, 2022, FNCB had approximately 19.7 million shares outstanding.

Fourth Quarter and Full Year 2022 Highlights:

●	Fourth quarter diluted earnings per share increased $0.04 per share, or 20.0%, to $0.24 per share in 2022 compared to $0.20 per share for the fourth quarter of 2021. For the full year, diluted earnings per share decreased $0.03 per share, or 2.8%, to $1.03 per share in 2022 from $1.06 per share in 2021;
●	Return on average assets was 1.13% for the fourth quarter of 2022 and 0.94% for the same quarter of 2021. For the full year, return on average assets was 1.21% in 2022 compared to 1.36% in 2021;
●	For the fourth quarter, return on average shareholders' equity was 17.40% in 2022 from 9.82% in 2021. Return on average shareholders' equity for all of 2022 improved to 15.55% compared to 13.46% for 2021;
●	Tangible book value decreased $2.09 per share, or 25.6%, to $6.04 per share at December 31, 2022 from $8.13 per share at December 31, 2021;
●	Total risk-based capital and Tier I Leverage ratios (FNCB Bank) were 13.10% and 8.77% at December 31, 2022 compared to 14.64% and 8.92% at December 31, 2021, respectively;
●	The earning asset yield (FTE) for the fourth quarter increased 82 basis points to 4.23% in 2022 from 3.41% in 2021. Year over year, the earning asset yield (FTE) increased 16 basis points to 3.79% in 2022 from 3.63% in 2021;
●	Cost of funds for the fourth quarter of 2022 increased 103 basis points to 1.19% from 0.16% for the fourth quarter of 2021. Year over year, cost of funds increased 30 basis points to 0.55% in 2022 from 0.25% in 2021.
●	The net interest margin (FTE) for the fourth quarter of 2022 increased 3 basis points to 3.32% from 3.29% for the fourth quarter of 2021. Year over year, net interest margin (FTE) decreased 7 basis points to 3.38% in 2022 from 3.45% in 2021;
●	Ratio of non-performing loans to total loans improved to 0.25% at December 31, 2022 compared to 0.39% at December 31, 2021; and
●	The efficiency ratio improved to 59.37% for the fourth quarter of 2022 from 61.75% for the same quarter of 2021.

"FNCB's strong performance in 2022 speaks to management's ability to adapt to changing market demands and navigate through inflationary pressures within our industry," stated Gerard A. Champi, President and Chief Executive Officer. "Earnings in 2022 benefitted from higher levels of net interest income, which reflected strong organic loan growth, new product offerings and our ability to effectively manage funding costs. We are beginning to experience increased competition within our market and remain vigilant as we head into 2023. We believe the strength of our balance sheet and asset quality positions will allow us to execute on our strategic initiatives and successfully face any challenges presented in 2023,” concluded Mr. Champi.

Summary Results

For the three months ended December 31, 2022, FNCB's net interest income on a fully tax-equivalent basis increased $0.9 million, or 7.1%, to $14.0 million from $13.1 million for the same three months of 2021, which resulted from an increase in tax-equivalent interest income, partially offset by an increase in interest expense. For the fourth quarter of 2022, tax-equivalent interest income increased $4.3 million, or 31.7%, to $17.8 million from $13.5 million in 2021. The increase in tax-equivalent interest income reflected higher volumes of earning assets, coupled with an increase in the tax-equivalent yield on earning assets. Average earning assets increased $96.5 million, or 6.1%, to $1.686 billion for the three months ended December 31, 2022, from $1.589 billion for the same three months of 2021. Specifically, average total loans and leases increased $163.7 million, or 17.0%, to $1.125 billion for the fourth quarter of 2022 from $961.6 million for the same quarter of 2021, which was largely due to strong organic loan demand and the new commercial equipment financing and leasing product offering. Coupled with the increase in earning asset volumes was an 82-basis point increase in the tax-equivalent yield on earning assets to 4.23% for the fourth quarter of 2022 from 3.41% for the same quarter of 2021, reflecting the rise in market interest rates. Specifically, the tax-equivalent yield on the loan and lease portfolio increased 58 basis points to 4.91% for the fourth quarter of 2022 from 4.33% for the same quarter of 2021, while the tax-equivalent yield on the investment portfolio increased 40 basis points to 2.84% from 2.44% comparing the fourth quarters of 2022 and 2021, respectively. Partially offsetting the increase in tax-equivalent interest income was a $3.4 million increase in interest expense, due primarily to higher volumes of wholesale borrowings, coupled with increases in funding costs. Overall, interest-bearing liabilities averaged $1.284 billion for the fourth quarter of 2022, an increase of $102.7 million or 8.7%, from $1.181 billion for the same quarter of 2021. Specifically, average borrowed funds increased $127.2 million, or 714.1%, to $145.0 million for the three months ended December 31, 2022, from $17.8 million for the same three months ended December 31, 2021, which was entirely due to an increase in the utilization of advances through FHLB of Pittsburgh. The increase in borrowed funds was partially offset by a $24.5 million, or 2.1%, decrease in average interest-bearing deposits, comparing the fourth quarters of 2022 and 2021, respectively. Specifically, interest-bearing demand deposits decreased $42.2 million, or 4.8%, to $831.5 million at December 31, 2022, compared to $873.7 million at December 31, 2021. FNCB’s cost of funds increased 103 basis points to 1.19% for the fourth quarter of 2022 compared to 0.16% for the same quarter of 2021. Deposit costs increased 67 basis points, while the cost of borrowed funds increased 302 basis points, comparing the fourth quarters of 2022 and 2021. The tax-equivalent net interest margin for the fourth quarter of 2022 increased 3 basis points to 3.32% compared to 3.29% for the same quarter of 2021.  On a linked quarter basis, tax-equivalent net interest margin contracted 11 basis points from 3.43% for the third quarter of 2022, reflecting the continued increase in funding costs driven by the additional FOMC actions, coupled with escalating industry competition for deposits.

For the year ended December 31, 2022, tax-equivalent net interest income increased $5.2 million, or 10.5%, to $55.1 million compared to $49.9 million for the year ended December 31, 2021, due to an increase in tax-equivalent interest income, partially offset by an increase in interest expense. Similar to the quarterly period, the increase in tax-equivalent interest income reflected higher earning asset volumes and yields, while the increase in interest expense was primarily due to increased utilization of wholesale funding, coupled with higher funding costs. Average earning assets increased $9.3 million, or 12.7%, to $1.633 billion in 2022 from $1.449 billion in 2021. Specifically, average loans and lease volumes increased $6.2 million, or 13.0%, to $1.074 billion in 2022 from $950.5 million in 2021 and investment security volumes increased $3.1 million, or 28.0%, to $550.1 million in 2022 from $429.6 million in 2021. The tax-equivalent yield on average earning assets increased 16 basis points to 3.79% in 2022 from 3.63 % in 2021. Specifically, the tax equivalent yield on the loan and lease portfolio increased 7 basis points, to 4.43% for 2022 from 4.36% for 2021. The $4.0 million, or 148.9%, increase in interest expense resulted primarily from an increase in average borrowed funds, coupled with an increase in funding costs. Borrowed funds averaged $109.5 million for 2022, an increase of $97.3 million from $ 12.2 million at December 31, 2021. Total interest-bearing deposits increased $51.8 million, or 4.9%, to $1.118 billion at December 31, 2022, compared to $1.066 billion at December 31, 2021, which had little impact on interest expense as increases in lower-costing interest-bearing demand and savings volumes were offset by a reduction in higher-costing time deposit volumes.  Specifically, interest-bearing demand deposits averaged $815.6 million in 2022, an increase of $50.8 million, or 6.6%, compared to $764.8 million in 2021, and savings deposits averaged $144.3 million in 2022, an increase of $19.3 million, or 15.5%, from $125.0 million in 2021. Meanwhile, average time deposits decreased $18.3 million, or 10.4%, to $158.0 million in 2022 from $176.3 million in 2021. For the year ended December 31, 2022, FNCB’s cost of funds increased 30 basis points to 0.55% from 0.25% for the year ended December 31, 2021. The tax-equivalent net interest margin declined 7 basis points to 3.38% in 2022 from 3.45% in 2021, while the net interest spread declined 14 basis points to 3.24%, from 3.38%, comparing 2022 and 2021, respectively.  For purposes of presenting net interest income, earning-asset yields and net interest margin information on a tax-equivalent basis, tax-free interest income is adjusted using the statutory federal corporate income tax rate of 21.0% for 2022 and 2021.

Non-interest income for the fourth quarter of 2022 was $2.4 million, an increase of $0.5 million, or 23.2%, from $1.9 million for the fourth quarter of 2021. The increase was largely due to income from settlements of $0.5 million, coupled with increases in deposit service charges and net gains on the sale of mortgages held for sale. Partially offsetting these positive factors, were a net loss recorded on the sale of available-for-sale securities and a reduction in net gains on equity securities. Settlement income included $0.3 million related to a BOLI death benefit claim and $0.2 million received from a vendor following a breach of contract. Deposit service charges increased $0.2 million, or 12.4%, to $1.2 million for the three months ended December 31, 2022, compared to $1.0 million for the same three-month period of 2021, which primarily reflected an increase in debit card fees. Net gains on the sale of mortgage loans held for sale were $82 thousand for the fourth quarter of 2022, an increase of $42 thousand, or 105.0%, from $40 thousand for the same quarter of 2021. These increases were partially offset by $0.2 million net loss recognized on the sale of available-for-sale debt securities as part of a portfolio repositioning in the fourth quarter of 2022. There were no gains or losses recognized on the sale of available-for-sale securities in the fourth quarter of 2021. For the quarter ended December 31, 2022, FNCB recorded net gains on equity securities of $87 thousand, a decrease of $58 thousand, or 40.0%, compared to $145 thousand for the same quarter of 2021. For the year ended December 31, 2022, non-interest income decreased $0.3 million, or 3.5%, to $8.0 million from $8.3 million for the year ended December 31, 2021. The year-to-date reduction in non-interest income resulted primarily from an unfavorable change in the market value of equity securities and a net loss on the sale of available-for-sale securities, coupled with reductions in net gains on the sale of mortgage loans held for sale, and loan related fees. Stock market volatility resulted in FNCB recording a net loss on equity securities of $34 thousand in 2022, compared to a net gain of $0.7 million recorded in 2021.  Additionally, FNCB recorded a net loss on the sale of available-for sale debt securities of $0.2 million in 2022 compared to a net gain of $0.2 million in 2021, a decrease of $0.4 million, or 204.7%. Net gain on the sale of mortgage loans held for sale decreased $0.1 million, or 41.8%, to $0.2 million for the year ended December 31, 2022, compared to $0.3 million for the of the year ended December 31, 2021. Additionally, loan-related fees decreased $0.2 million, or 37.7%, to $0.2 million in 2022 from $0.4 million in 2021 and income associated with BOLI death benefit claims decreased $0.1 million, or 35.9%, to $0.3 million from $0.4 million, respectively comparing the years ended December 31, 2022, and 2021. These decreases were partially offset by a $0.5 million, or 13.9%, increase in deposit service charges, resulting primarily from an increase in debit card fee income, a $0.2 million increase in BOLI income and a $0.1 million increase in merchant services revenue comparing 2022 and 2021.

Non-interest expense totaled $9.7 million for the fourth quarter of 2022, an increase of $0.5 million, or 5.4%, from $9.2 million for the fourth quarter of 2021, which primarily reflected increases in salaries and employee benefits and professional fees. Salaries and employee benefits expense increased $0.6 million, or 12.7%, to $5.5 million from $4.9 million comparing the three months ended December 31, 2022, and 2021, which was largely due to higher personnel costs and increases in employee retirement plan contributions and incentive pay. Professional fees for the fourth quarter increased $0.3 million, or 190.7%, to $0.4 million in 2022 from $0.1 million in 2021, which reflected additional costs related to new product offerings, implementation of a retail mortgage point-of-sale platform and various consulting engagements. Partially offsetting these expense increases, was a credit for off-balance sheet commitments of $0.1 million recorded in the fourth quarter of 2022, compared to a $0.2 million provision recorded for the respective quarter of 2021. For the year ended December 31, 2022, non-interest expense totaled $35.5 million, an increase of $4.4 million, or 14.2%, compared to $31.1 million for the year ended December 31, 2021. Similar to the fourth quarter increase, the yearly increase was primarily due to increases in salaries and employee benefits and professional fees. In addition, increases in data processing expenses, regulatory assessments and other operating expenses contributed to the increase in non-interest expense. Salaries and employee benefits increased $2.6 million, or 15.5%, to $19.3 million in 2022, compared to $16.7 million in 2021. Professional fees increased $0.6 million, or 88.9%, to $1.3 million in 2022, compared to $0.7 million in 2021. Meanwhile, data processing expenses increased $0.3 million, or 9.2%, to $4.0 million in 2022, compared to $3.7 million in 2021 primarily due to additional costs associated with the retail mortgage and commercial lending platforms. Additionally, for the year-to-date period, regulatory assessments and other operating expenses increased $0.2 million, or 33.2%, and $0.6 million, or 14.8%, respectively, as compared to 2021. The increase in other expenses was largely due to increases in insurance costs, legal fees, correspondent bank fees and servicing costs of purchased loans.

Asset Quality

FNCB experienced an improvement in asset quality throughout 2022, as exhibited by a decrease in total non-performing loans of $1.0 million, or 26.4%, to $2.8 million, or 0.25% of total loans, at December 31, 2022, from $3.9 million, or 0.39% of total loans, at December 31, 2021. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) improved to 0.44% at December 31, 2022, compared to 0.55% at December 31, 2021. On a linked-quarter basis, non-performing loans increased slightly by $0.1 million, or 4.2%, from $2.7 million at September 30, 2022, while the delinquency rate ticked up one basis point from 0.43% at September 30, 2022. FNCB recorded a provision for loan and lease losses of $2.0 million for 2022, an increase of $1.8 million, compared to a $0.2 million provision in 2021. The elevated amount of credit provisioning in 2022 was directly related to increases in loan and lease volumes. The allowance for loan and lease losses was $14.2 million, or 1.26% of total loans and leases, at December 31, 2022, compared to $12.4 million, or 1.27% of total loans and leases, at December 31, 2021.

Financial Condition

Total assets increased $81.2 million, or 4.9%, to $1.746 billion at December 31, 2022, from $1.664 billion at December 31, 2021.  The strong balance sheet growth reflected substantial increases in loans and leases, net of allowance for loan and lease losses ("ALLL"), partially offset by decreases in cash and cash equivalents and available-for-sale debt securities. Loans, net of ALLL, grew $143.1 million, or 14.8%, to $1.110 billion at December 31, 2022, from $967.0 million at December 31, 2021. Meanwhile, cash and cash equivalents decreased $57.1 million, or 57.8%, to $41.9 million at December 31, 2022, from $99.0 million at December 31, 2021. Available-for-sale debt securities decreased $46.5 million, or 8.9%, to $476.1 million at December 31, 2022, from $522.6 million at December 31, 2021, which was caused largely by a decline in the market value of these securities due to rising interest rates. The return municipal deposit seasonality and outflow of excess COVID-19 deposits was primarily responsible for a $34.8 million, or 2.4%, decrease in total deposits decreased to $1.421 billion at December 31, 2022, from $1.455 billion at December 31, 2021. Interest-bearing deposits decreased $20.1 million, or 1.8%, to $1.115 billion at December 31, 2022, from $1.135 billion at December 31, 2021, while non-interest-bearing deposits decreased $14.2 million, or 4.5%, to $305.9 million at December 31, 2022, from $320.1 million at December 31, 2021.

Total shareholders’ equity decreased $43.5 million, or 26.8%, to $118.9 million at December 31, 2022, from $162.5 million at December 31, 2021. The decrease in capital was primarily due to an accumulated other comprehensive loss of $48.0 million at December 31, 2022, from accumulated other comprehensive income of $6.4 million at December 31, 2021. The negative change of $54.4 million was related primarily to the depreciation in the fair value of FNCB’s available-for-sale debt securities, net of deferred taxes, due to the dramatic increase in market interest rates. Also impacting capital, was net income of $20.4 million, partially offset by $3.6 million utilized for the repurchase of common shares under a stock repurchase program authorized by FNCB's Board of Directors and $6.5 million in dividends declared and paid in 2022. FNCB Bank was well capitalized with total risk-based capital, and Tier I leverage ratios of 13.10% and 8.77%, respectively, at December 31, 2022, and 14.64% and 8.92%, respectively, at December 31, 2021.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 113 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 16 community offices located in Lackawanna, Luzerne and Wayne Counties, and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

Forward-looking Statements

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, including statements with respect to new product offerings, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the effect of the novel Coronavirus Disease 2019 ("COVID-19") pandemic on FNCB and its customers, the Commonwealth of Pennsylvania and the United States, related to the economy and overall financial stability; government and regulatory responses to the COVID-19 pandemic; government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Tax Cuts and Jobs Act; political instability; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the deterioration of one or a few of the commercial real estate loans with relatively large balances contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s ALLL is not sufficient to absorb actual losses or if increases to the ALLL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is other-than-temporary could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this press release. Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the SEC, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

FNCB Bancorp, Inc.
Selected Financial Data

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
	2022	2022	2022	2022	2021
Per share data:
Net income (fully diluted)	$0.24	$0.28	$0.29	$0.22	$0.20
Cash dividends declared	$0.090	$0.090	$0.075	$0.075	$0.075
Book value	$6.04	$5.67	$6.38	$7.03	$8.13
Tangible book value	$6.04	$5.67	$6.38	$7.03	$8.13
Market value:
High	$8.70	$8.65	$10.02	$10.15	$9.40
Low	$7.34	$7.49	$7.36	$8.67	$8.21
Close	$8.21	$7.51	$8.00	$9.49	$9.24
Common shares outstanding	19,681,644	19,680,474	19,675,557	19,683,671	19,989,875

Selected ratios:
Annualized return on average assets	1.13%	1.26%	1.37%	1.08%	0.94%
Annualized return on average shareholders' equity	17.40%	16.95%	17.57%	11.31%	9.82%
Efficiency ratio	59.37%	54.88%	53.35%	58.12%	61.75%
Tier I leverage ratio (FNCB Bank)	8.77%	9.38%	9.32%	9.30%	8.92%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	13.10%	14.16%	13.90%	14.10%	14.64%
Average shareholders' equity to average total assets	6.50%	7.44%	7.80%	9.54%	9.61%
Yield on earning assets (FTE)	4.23%	3.87%	3.58%	3.45%	3.41%
Cost of funds	1.19%	0.59%	0.22%	0.14%	0.16%
Net interest spread (FTE)	3.04%	3.28%	3.36%	3.31%	3.25%
Net interest margin (FTE)	3.32%	3.43%	3.42%	3.35%	3.29%
Total delinquent loans/total loans	0.44%	0.43%	0.39%	0.55%	0.55%
Allowance for loan and lease losses/total loans	1.26%	1.24%	1.23%	1.27%	1.27%
Non-performing loans/total loans	0.25%	0.25%	0.26%	0.37%	0.39%
Annualized net charge-offs (recoveries)/average loans	0.09%	0.03%	(0.07%)	0.02%	(0.03%)

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Year Ended
	December 31,
(in thousands, except share data)	2022	2021
Interest income
Interest and fees on loans	$47,193	$41,049
Interest and dividends on securities:
Taxable	10,281	8,237
Tax-exempt	2,662	2,086
Dividends	549	239
Total interest and dividends on securities	13,492	10,562
Interest on interest-bearing deposits in other banks	91	88
Total interest income	60,776	51,699
Interest expense
Interest on deposits	3,970	2,508
Interest on borrowed funds:
Federal Reserve Bank Discount Window advances	3	-
Federal Home Loan Bank of Pittsburgh advances	2,401	6
Junior subordinated debentures	358	191
Total interest on borrowed funds	2,762	197
Total interest expense	6,732	2,705
Net interest income before provision for loan and lease losses	54,044	48,994
Provision for loan and lease losses	1,962	166
Net interest income after provision for loan and lease losses	52,082	48,828
Non-interest income
Deposit service charges	4,415	3,877
Net (loss) gain on the sale of available-for-sale securities	(223)	213
Net (loss) gain on equity securities	(34)	701
Net gain on the sale of mortgage loans held for sale	205	352
Loan-related fees	243	390
Income from bank-owned life insurance	710	541
Bank-owned life insurance settlement	273	426
Merchant services revenue	712	593
Other	1,680	1,175
Total non-interest income	7,981	8,268
Non-interest expense
Salaries and employee benefits	19,283	16,697
Occupancy expense	2,093	2,039
Equipment expense	1,295	1,338
Advertising expense	801	712
Data processing expense	4,027	3,689
Regulatory assessments	811	609
Bank shares tax	915	975
Professional fees	1,273	674
Other operating expenses	4,976	4,336
Total non-interest expense	35,474	31,069
Income before income taxes	24,589	26,027
Income tax expense	4,144	4,656
Net income	$20,445	$21,371

Income per share
Basic	$1.04	$1.06
Diluted	$1.03	$1.06

Cash dividends declared per common share	$0.33	$0.27
Weighted average number of shares outstanding:
Basic	19,744,477	20,111,430
Diluted	19,762,566	20,126,853

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands, except share data)	2022	2022	2022	2022	2021
Interest income
Interest and fees on loans and leases	$13,721	$12,270	$11,100	$10,102	$10,325
Interest and dividends on securities:
Taxable	2,856	2,633	2,402	2,390	2,281
Tax-exempt	701	691	658	612	567
Dividends	196	163	112	78	63
Total interest and dividends on securities	3,753	3,487	3,172	3,080	2,911
Interest on interest-bearing deposits in other banks	57	19	8	7	53
Total interest income	17,531	15,776	14,280	13,189	13,289
Interest expense
Interest on deposits	2,299	1,001	346	324	410
Interest on borrowed funds:
Federal Reserve Bank Discount Window advances	3	-	-	-	-
Federal Home Loan Bank of Pittsburgh advances	1,392	736	242	31	6
Junior subordinated debentures	138	99	70	51	48
Total interest on borrowed funds	1,533	835	312	82	54
Total interest expense	3,832	1,836	658	406	464
Net interest income before provision for loan and lease losses	13,699	13,940	13,622	12,783	12,825
Provision for loan and lease losses	628	513	62	759	338
Net interest income after provision for loan and lease losses	13,071	13,427	13,560	12,024	12,487
Non-interest income
Deposit service charges	1,167	1,133	1,065	1,050	1,038
Net (loss) gain on the sale of available-for-sale securities	(188)	-	(35)	-	-
Net gain (loss) on equity securities	87	86	(82)	(125)	145
Net gain on the sale of mortgage loans held for sale	82	91	32	-	40
Loan-related fees	82	54	50	57	76
Income from bank-owned life insurance	168	200	197	145	139
Bank-owned life insurance settlement	273	-	-	-	-
Merchant services revenue	168	173	172	199	140
Other	554	404	258	464	365
Total non-interest income	2,393	2,141	1,657	1,790	1,943
Non-interest expense
Salaries and employee benefits	5,525	4,581	4,519	4,658	4,901
Occupancy expense	581	517	447	548	549
Equipment expense	341	314	316	324	333
Advertising expense	240	202	227	132	221
Data processing expense	981	974	1,009	1,063	1,024
Regulatory assessments	160	230	196	225	149
Bank shares tax	(176)	375	375	341	(34)
Professional fees	436	297	213	327	150
Insurance expense	182	167	155	154	156
Other operating expenses	1,396	1,375	775	772	1,723
Total non-interest expense	9,666	9,032	8,232	8,544	9,172
Income before income taxes	5,798	6,536	6,985	5,270	5,258
Income tax expense	879	1,101	1,247	917	1,300
Net income	$4,919	$5,435	$5,738	$4,353	$3,958

Income per share
Basic	$0.25	$0.28	$0.29	$0.22	$0.20
Diluted	$0.24	$0.28	$0.29	$0.22	$0.20

Cash dividends declared per common share	$0.090	$0.090	$0.075	$0.075	$0.075
Weighted average number of shares outstanding:
Basic	19,681,437	19,687,766	19,677,109	19,935,288	19,988,272
Diluted	19,690,676	19,697,047	19,694,125	19,972,113	20,015,776

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands)	2022	2022	2022	2022	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$26,588	$29,231	$23,355	$19,383	$16,651
Interest-bearing deposits in other banks	15,328	4,896	4,037	4,719	82,369
Total cash and cash equivalents	41,916	34,127	27,392	24,102	99,020
Available-for-sale debt securities, at fair value	476,091	472,451	495,604	514,133	522,566
Equity securities, at fair value	7,717	5,496	5,307	5,018	4,922
Restricted stock, at cost	8,545	4,838	5,787	4,020	1,911
Loans held for sale	60	248	667	-	-
Loans, net of net deferred costs and unearned income	1,124,317	1,111,230	1,088,748	1,036,400	979,439
Allowance for loan and lease losses	(14,193)	(13,819)	(13,381)	(13,129)	(12,416)
Net loans	1,110,124	1,097,411	1,075,367	1,023,271	967,023
Bank premises and equipment, net	15,616	15,526	15,619	15,895	16,082
Accrued interest receivable	5,957	5,629	5,103	4,870	4,643
Bank-owned life insurance	36,499	37,036	36,836	36,639	33,494
Other assets	43,005	31,754	25,403	21,602	14,662
Total assets	$1,745,530	$1,704,516	$1,693,085	$1,649,550	$1,664,323

Liabilities
Deposits:
Demand (non-interest-bearing)	$305,850	$320,879	$317,725	$317,541	$320,089
Interest-bearing	1,114,797	1,181,747	1,109,219	1,094,052	1,134,939
Total deposits	1,420,647	1,502,626	1,426,944	1,411,593	1,455,028
Borrowed funds	182,360	76,010	128,360	87,260	30,310
Accrued interest payable	171	101	85	57	49
Other liabilities	23,403	14,187	12,184	12,251	16,479
Total liabilities	1,626,581	1,592,924	1,567,573	1,511,161	1,501,866

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	24,602	24,600	24,594	24,604	24,987
Additional paid-in capital	77,502	77,381	77,233	77,642	80,128
Retained earnings	64,873	61,737	58,085	53,834	50,990
Accumulated other comprehensive (loss) income	(48,028)	(52,126)	(34,400)	(17,691)	6,352
Total shareholders' equity	118,949	111,592	125,512	138,389	162,457
Total liabilities and shareholders’ equity	$1,745,530	$1,704,516	$1,693,085	$1,649,550	$1,664,323

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(dollars in thousands)	2022	2022	2022	2022	2021
Interest income
Loans:
Loans and leases - taxable	$13,328	$11,870	$10,743	$9,755	$9,983
Loans and leases - tax-free	498	506	452	439	433
Total loans	13,826	12,376	11,195	10,194	10,416
Securities:
Securities, taxable	3,052	2,796	2,514	2,468	2,344
Securities, tax-free	888	875	833	775	719
Total interest and dividends on securities	3,940	3,671	3,347	3,243	3,063
Interest-bearing deposits in other banks	57	19	8	7	53
Total interest income	17,823	16,066	14,550	13,444	13,532
Interest expense
Deposits	2,299	1,001	346	324	410
Borrowed funds	1,533	835	312	82	54
Total interest expense	3,832	1,836	658	406	464
Net interest income	$13,991	$14,230	$13,892	$13,038	$13,068

Average balances
Earning assets:
Loans:
Loans and leases - taxable	$1,069,260	$1,045,474	$1,013,899	$946,201	$915,693
Loans and leases - tax-free	56,064	57,099	53,471	54,096	45,920
Total loans and leases	1,125,324	1,102,573	1,067,370	1,000,297	961,613
Securities:
Securities, taxable	439,998	438,339	442,998	437,955	409,210
Securities, tax-free	114,128	113,629	109,948	103,086	92,685
Total securities	554,126	551,968	552,946	541,041	501,895
Interest-bearing deposits in other banks	6,185	4,634	4,488	17,464	125,609
Total interest-earning assets	1,685,635	1,659,175	1,624,804	1,558,802	1,589,117
Non-earning assets	39,355	51,847	55,303	78,394	91,968
Total assets	$1,724,990	$1,711,022	$1,680,107	$1,637,196	$1,681,085
Interest-bearing liabilities:
Deposits	$1,138,817	$1,118,909	$1,101,947	$1,111,671	$1,163,920
Borrowed funds	144,995	130,481	113,932	47,346	17,810
Total interest-bearing liabilities	1,283,812	1,249,390	1,215,879	1,159,017	1,181,100
Demand deposits	309,372	318,656	319,505	308,830	322,536
Other liabilities	19,659	15,742	13,730	13,234	15,846
Shareholders' equity	112,147	127,234	130,993	156,115	161,603
Total liabilities and shareholders' equity	$1,724,990	$1,711,022	$1,680,107	$1,637,196	$1,681,085

Yield/Cost
Earning assets:
Loans:
Interest and fees on loans and leases - taxable	4.99%	4.54%	4.24%	4.12%	4.36%
Interest and fees on loans and leases - tax-free	3.56%	3.54%	3.38%	3.25%	3.77%
Total loans	4.91%	4.49%	4.20%	4.08%	4.33%
Securities:
Securities, taxable	2.77%	2.55%	2.27%	2.25%	2.29%
Securities, tax-free	3.11%	3.08%	3.03%	3.01%	3.10%
Total securities	2.84%	2.66%	2.42%	2.40%	2.44%
Interest-bearing deposits in other banks	3.69%	1.64%	0.71%	0.16%	0.17%
Total earning assets	4.23%	3.87%	3.58%	3.45%	3.41%
Interest-bearing liabilities:
Interest on deposits	0.81%	0.36%	0.13%	0.12%	0.14%
Interest on borrowed funds	4.23%	2.56%	1.10%	0.69%	1.21%
Total interest-bearing liabilities	1.19%	0.59%	0.22%	0.14%	0.16%
Net interest spread	3.04%	3.28%	3.36%	3.31%	3.25%
Net interest margin	3.32%	3.43%	3.42%	3.35%	3.29%

FNCB Bancorp, Inc.
Asset Quality Data

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands)	2022	2022	2022	2022	2021
At period end
Non-accrual loans, including non-accruing troubled debt restructured loans (TDRs)	$2,763	$2,654	$2,764	$3,864	$3,863
Loans past due 90 days or more and still accruing	78	74	14	-	-
Total non-performing loans and leases	2,841	2,728	2,778	3,864	3,863
Other real estate owned (OREO)	-	228	228	228	920
Other non-performing assets	1,773	1,773	1,773	1,773	1,773
Total non-performing assets	$4,614	$4,729	$4,779	$5,865	$6,556

Accruing TDRs	$5,554	$6,201	$6,329	$6,455	$6,666

For the three months ended
Allowance for loan and lease losses
Beginning balance	$13,819	$13,381	$13,129	$12,416	$12,018
Loans and leases charged-off	497	411	303	95	34
Recoveries of charged-off loans and leases	243	336	493	49	94
Net charge-offs (recoveries)	254	75	(190)	46	(60)
Provision for loan and lease losses	628	513	62	759	338
Ending balance	$14,193	$13,819	$13,381	$13,129	$12,416